Exhibit 99.1

(dba EmailLabs.com)

REPORT ON AUDITS OF FINANCIAL STATEMENTS

for the years ended December 31, 2004 and 2003

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Audit Committee

of JL Halsey Corporation:

We have audited the accompanying balance sheets of Uptilt, Inc. DBA EmailLabs.com as of December 31, 2004 and 2003, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Uptilt, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Burr, Pilger & Mayer LLP

San Francisco, California

December 12, 2005

Uptilt, Inc.

(dba EmailLabs.com)

BALANCE SHEETS

	December 31,		September 30,
	2003	2004	2005
			(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$944,640	$1,720,651	$2,888,010
Accounts receivable, net of allowance for doubtful accounts of $19,609 for 2004, $16,687 for 2003, and $68,066 at September 30, 2005 (unaudited)	780,839	1,165,488	1,428,497
Prepaid expenses	14,262	90,850	89,087
Deferred tax asset	224,000	278,000	290,000
Deposits and other assets–current	347	18,000	4,100
Total current assets	1,964,088	3,272,989	4,699,694
Property and equipment, net	184,131	467,513	676,819
Deposits and other assets	15,642	—	93,893

Total assets	$2,163,861	$3,740,502	$5,470,406

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$250,108	$419,593	$517,434
Income taxes payable - current	216,000	119,575	434,771
Deferred revenue	79,114	268,889	300,092

Total liabilities	545,222	808,057	1,252,297

Stockholder’s equity:
Preferred stock; Series A, par value $.001; 3,000,000 shares authorized; 2,198,216 shares issued and outstanding at December 31, 2004 and 2003 and September 30, 2005 (unaudited); liquidation preference $1,099,108	1,099,093	1,099,093	1,099,093
Common stock, $.001 par value; 20,000,000 shares authorized; 7,900,000 shares issued and outstanding at December 31, 2004 and 2003, and 8,020,000 shares issued and outstanding at September 30, 2005 (unaudited)	7,900	7,900	8,020
Deferred stock-based compensation	87,514	286,148	382,547
Additional paid in capital	—	9,000	11,940
Retained earnings	424,132	1,530,304	2,716,509
Total stockholders’ equity	1,618,639	2,932,445	4,218,109
Total liabilities and stockholders’ equity	$2,163,861	$3,740,502	$5,470,406

The accompanying notes are an integral part of these financial statements.

Uptilt, Inc.

(dba EmailLabs.com)

STATEMENTS OF OPERATIONS

	Year Ended December 31		Nine Months Ended September 30
	2003	2004	2004	2005
			(unaudited)

Revenue	$3,165,607	$5,866,954	$4,088,298	$6,446,792
Cost of revenue	323,437	674,691	472,528	829,893
Gross profit	2,842,170	5,192,263	3,615,770	5,616,899

Operating expenses:
General, and administrative	645,390	841,682	570,799	965,940
Sales and marketing	1,075,112	2,041,948	1,304,721	2,172,247
Research and development	214,370	431,908	298,382	539,465

Total operating expenses	1,934,872	3,315,538	2,173,902	3,677,652

Income from operations before other income and provision for income taxes	907,298	1,876,725	1,441,868	1,939,247

Other income	1,187	3,653	1,407	35,958

Total other income	1,187	3,653	1,407	35,958

Income before provision for income taxes	908,485	1,880,378	1,443,275	1,975,205

Provision for income taxes	294,000	774,206	552,000	789,000

Net income	$614,485	$1,106,172	$891,275	$1,186,205

The accompanying notes are an integral part of these financial statements.

Uptilt, Inc.

(dba EmailLabs.com)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

					Deferred	Additional		Total
	Common Stock		Series A Preferred Stock		Stock-based	Paid-In	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Compensation	Capital	Earnings	Equity

Balance, January 1, 2003	7,900,000	$7,900	2,198,216	$1,099,093	$—	$—	$(190,353)	$916,640

Amortization of deferred stock-based compensation	—	—	—	—	87,514	—	—	87,514
Net income	—	—	—	—	—	—	614,485	614,485

Balance, December 31, 2003	7,900,000	7,900	2,198,216	1,099,093	87,514	—	424,132	1,618,639

Amortization of deferred stock-based compensation	—	—	—	—	198,634	—		198,634
Issuance of nonqualified stock options for services	—	—	—	—	—	9,000		9,000
Net income	—	—	—	—	—	—	1,106,172	1,106,172

Balance, December 31, 2004	7,900,000	7,900	2,198,216	1,099,093	286,148	9,000	1,530,304	2,932,445

Amortization of deferred stock-based compensation	—	—	—	—	96,399	—	—	96,399
Issuance of common stock on exercise of stock options	60,000	60	—	—	—	—	—	60
Issuance of common stock on exercise of warrants	60,000	60	—	—	—	2,940	—	3,000
Net income	—	—	—	—	—	—	1,186,205	1,186,205

Balance, September 30, 2005 (unaudited)	8,020,000	$8,020	2,198,216	$1,099,093	$382,547	$11,940	$2,716,509	$4,218,109

The accompanying notes are an integral part of these financial statements.

Uptilt, Inc.

(dba EmailLabs.com)

STATEMENTS OF CASH FLOW

	Year Ended December 31,		Nine Months Ended September 30,
	2003	2004	2004	2005
			(unaudited)
Cash flows from operating activities:
Income from continuing operations	$614,485	$1,106,172	$891,275	$1,186,205
Adjustments to reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	32,436	77,530	48,976	120,945
Change in allowance for doubtful accounts	(41,147)	2,922	(347)	(51,379)
Deferred income taxes	(42,000)	(54,000)	34,000	(12,000)
Amortization of stock-based compensation	87,514	198,634	136,160	96,399
Issuance of nonqualified stock options for services	—	9,000	9,000	—
Changes in operating assets and liabilities:
Accounts receivable	(384,264)	(387,571)	(322,758)	(211,630)
Prepaid expenses	(7,262)	(76,588)	(50,462)	1,763
Deposits and other assets	(463)	(2,011)	(3,711)	(79,993)
Accounts payable and accrued liabilities	152,458	169,485	113,643	97,841
Deferred revenue	53,841	189,775	96,478	31,203
Income taxes payable	188,949	(96,425)	(176,425)	315,196

Net cash provided by operations	654,547	1,136,923	775,829	1,494,550

Cash flows from investment activities:
Purchases of property and equipment	(170,724)	(360,912)	(154,054)	(330,251)

Net cash used in investment activities	(170,724)	(360,912)	(154,054)	(330,251)

Cash flows from financing activities:
Proceeds from exercise of warrants	—	—	—	60
Proceeds from exercise of stock options	—	—	—	3,000

Net cash provided by financing activities	—	—	—	3,060

Net increase in cash	483,823	776,011	621,775	1,167,359

Cash and equivalents, beginning of year	460,817	944,640	944,640	1,720,651

Cash and equivalents, end of year	$944,640	$1,720,651	$1,566,414	$2,888,010

Supplemental disclosure-cash paid for income taxes	$27,051	$740,860	$—	$473,522

UPTILT, INC.

(dba EmailLabs.com)

NOTES TO FINANCIAL STATEMENTS

1.                          Organization and Summary of Significant Accounting Policies

Organization

Uptilt Inc. DBA EmailLabs (the Company), was incorporated in Delaware in 1999.  The Company offers high-performance email marketing technology solutions to agencies, publishers and marketing, sales and customer service departments of Fortune 500 companies as well as middle-sized business. The Company is headquartered in Menlo Park, California providing services to more than 400 clients.

Unaudited Interim Results

The accompanying balance sheet as of September 30, 2005, the statements of operations and of cash flows for the nine months ended September 30, 2004 and 2005 and the statement of stockholders’ equity for the nine months ended September 30, 2005 are unaudited. The unaudited financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position as of September 30, 2005 and results of operations and cash flows for the nine months ended September 30, 2004 and 2005. The financial data and other information disclosed in the notes to financial statements related to the nine month periods are unaudited.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Revenue Recognition

The Company recognizes revenue from the following primary sources:  (1) licensing software products; (2) providing customer technical support; and (3) hosting software products.

The Company recognizes software license revenue in accordance with the provisions of SOP 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions.  SOP 97-2 requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on vendor-specific objective evidence (VSOE) of the fair value of the delivered and/or undelivered elements.

The fee for multiple element arrangements is allocated to each element of the arrangement, such as maintenance and support services, based on the relative fair values of the elements. The Company determines the fair value of each element in multiple element arrangements based on VSOE for each element, which is based on the price charged when the same element is sold separately. If VSOE of the fair value of all undelivered elements exists but VSOE of the fair value does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If VSOE of the fair value does not exist for all undelivered elements, revenue is deferred until VSOE of fair value exists for all undelivered elements, the elements for which VSOE of fair value does not exist have been delivered or the elements for which VSOE of fair value does not exist (a) have been deleted from the contract or (b) there is competent evidence that allows for the reasonable judgment that it is remote that the customer will request delivery.

The first year of maintenance and support, which includes updates and support, for the Company’s software products is included in the purchase price. Upon revenue recognition, the Company defers the contractually stipulated renewal rate, and recognizes that portion over the remaining term of the included maintenance and support period. Fair value of services, such as training or consulting, are based upon separate sales by the Company of these services to other customers. Payments received for maintenance and services are deferred and recognized as revenue ratably over the service term. Training and consulting services are billed based on hourly rates, and are generally recognized as revenue as these services are performed.

Software license revenue is recognized when an agreement is signed, delivery of the product has occurred, no significant obligations remain, the fee is fixed or determinable and collection of the resulting receivable is probable.

Hosting revenue is recognized monthly based on the usage defined in the agreement.  Excess usage is billed and recognized as revenue as incurred.  Amounts billed or collected prior to satisfying the revenue recognition criteria are reflected as deferred revenue in the accompanying financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities are carried at cost, which approximate their fair values because of their short-term maturities.

Accounts Receivable

Receivables are stated at net realizable value.  The Company provides an allowance for bad debts based on historical experiences and management evaluation of outstanding accounts receivable. The Company performs ongoing credit evaluations of their customers and adjusts credit limits based upon payment history and the customers’ current creditworthiness, as determined by the Company review of their current credit information.

Property and Equipment

Property and equipment are stated at cost.  Depreciation is computed using the straight-line method over the following estimated useful lives:  hardware–5 years, furniture and fixtures–3 years, software–3 years.

Repairs and maintenance costs are expensed as incurred.  At the time of retirement or other disposal of property and equipment, the cost and related accumulated depreciation are removed from their respective accounts and the resulting gain or loss is recorded in the accompanying statements of operations.

Impairment of Long-lived Assets

The Company evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset my not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or discounted estimates of future cash flows. The Company has not identified any such impairment losses to date.

Deferred Revenue

Deferred revenue represents contracts for support and hosting services that have been invoiced to customers for services to be performed in future periods.

Advertising Costs

Advertising costs are expensed as incurred.  Advertising costs were $492,492 and $280,550 for the years ended December 31, 2004 and 2003, respectively. Advertising costs were $430,316 and $235,732 for the nine months ended September 30, 2005 and 2004, respectively.

Research and Development

Research and development costs are charged to expense as incurred, including software development costs. Pursuant to Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, (“SFAS 86”), certain software development costs are capitalized after technological feasibility is established. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between technological feasibility (generally defined as the establishment of a working model and commencement of beta testing) and general availability for release to customers has been short, and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of deferred taxes related to differences between the bases of assets and liabilities for financial and income tax reporting purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income.

Stock-based Compensation

The Company uses the intrinsic value method of Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employee, and Financial Accounting Standards Board Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB No. 25, in accounting for its employee stock options, and presents disclosure of pro forma information required under SFAS No. 123, Accounting for Stock-Based Compensation.

If we had elected to recognize compensation cost based on the fair value of the options granted at grant date and the fair value of shares purchased under the plan prescribed by SFAS No. 123, the pro-forma stock-based incentive expense would have impacted our net income.  The following table illustrates the effect on our net income if we would have applied the fair value recognition provision of SFAS 123:

	December 31		September 30
	2003	2004	2004	2005
			(unaudited)
Net income, as reported	$614,485	$1,106,172	$891,275	$1,186,205
Add back APB 25 compensation, net of taxes	52,508	119,180	81,696	57,839
Deduct total stock-based employee compensation determined under fair value based method for all awards, net of taxes	(72,224)	(140,660)	(99,629)	(109,242)
Net income, pro forma	$594,769	$1,084,692	$873,342	$1,134,802

The following are the estimates used in conjunction with the Black-Scholes option pricing model:

	2003	2004
Expected life	5 years	5 years
Interest rate	3.25%	3.5%
Volatility	55%	55%
Dividend yield	—	—

Recent Accounting Pronouncement

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS)No. 123 (revised 2004) (SFAS 123R), Share-Based Payment, an amendment of FASB Statements Nos. 123 and 95. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25 and would require that such transactions be accounted for using a fair-value-based method and recognized as expenses in the statement of operations. SFAS 123R requires that a modified version of prospective application be used, which requires that the fair value of new awards granted after the effective date of SFAS 123R, plus unvested awards at the date of adoption, be expensed over the applicable vesting period.  The provisions of SFAS 123R will be effective for the Company beginning in January 2006; the Company’s first annual reporting period beginning after December 15, 2005.  The Company has not yet determined which fair value method and transitional provision it will follow. We have not yet determined the effect of adopting SFAS No. 123R, and we have not yet determined whether the adoption will result in amounts that are similar to the current pro-forma disclosures under SFAS No 123.

In July 2005, the FASB issued an Exposure Draft of a proposed Interpretation Accounting for Uncertain Tax Positions -- an interpretation of FASB Statement No. 109.  Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit of a tax position, only if the tax position is considered probable of being sustained on audit based solely on the technical merits of the tax position.  In evaluating whether the probable recognition threshold has been met, the proposed Interpretation would require the presumption that the tax position will be evaluated during an audit by taxing authorities.  The proposed Interpretation would be effective as of the end of the first year ending after December 15, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption.  The proposed Interpretation would apply to all tax positions and only benefits from tax positions that meet the probable recognition threshold at or after the effective date would be recognized.  The Company does not believe that the proposed interpretation has had nor will have a material impact on our financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB No. 20, and FASB Statement No. 3 (SFAS No. 154).  SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable.  APB Opinion No. 20 Accounting Changes, previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle.  This statement is effective for accounting changes and corrections made in years beginning after December 15, 2005, with early adoption permitted for changes and corrects made in years beginning after May 2005.  The Company does not expect the adoption of SFAS No. 154 to have a material impact on the Company’s financial statements.

2.                           Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable.  With respect to accounts receivable, the Company limits its credit risk by performing ongoing credit evaluations.

The Company sells products and services without collateral to various customers in different industries in the normal course of business.  Concentrations of credit risk are limited due to the large number of customers comprising the Company’s customer base.  No customer accounted for more than 10% of accounts receivable at September 30, 2005, December 31, 2004, or 2003.  Management does not believe significant risk exists in connection with the Company’s concentrations of credit at September 30, 2005, or at December 31, 2004 and 2003.

The Company maintains cash balances in checking accounts, a certificate of deposit account, and money market accounts.  Accounts are insured by the Federal Deposit Insurance Corporation up to $100,000.  The Company’s uninsured cash balances were $1,656,468 and $869,594 at December 31, 2004 and 2003 respectively, and $2,945,843 at September 30, 2005, unaudited.

3.                          Property and Equipment

Property and equipment consist of the following:

	December 31		September 30,
	2003	2004	2005
			(unaudited)
Furniture and fixtures	—	$2,398	$101,071
Software	$6,660	7,797	14,506
Other equipment	246,282	603,659	831,187
	252,942	613,854	946,764
Less: accumulated depreciation	(68,811)	(146,341)	(269,945)
Net property and equipment	$184,131	$467,513	$676,819

Depreciation expense for the years ended December 31, 2004 and 2003 was $77,530 and $32,436, respectively.  Depreciation expense for the nine months ended September 30, 2005 and 2004 was $123,604 and $48,975, respectively.

4.         Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following at December 31, 2004 and 2003:

	December 31		September 30,
	2003	2004	2005
			(unaudited)
Accounts payable, trade	$64,794	$215,148	$255,025
Compensation expense	101,936	123,450	120,235
Accrued vacation	39,045	79,995	74,923
Accrued bonus	44,333	1,000	67,251
	$250,108	$419,593	$517,434

5.                          Operating Leases

The Company leases an office facility in Menlo Park, California, as well as facilities for sales representatives in New York.  In addition, the Company leases office and production equipment under operating leases which will expire over the next 3 years.

The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2004:

2005	$246,407
2006	275,684
2007	282,074
2008	69,763
2009	—
Thereafter	—
Total	$873,928

Total rent expense was $119,600 and $86,200 for the years ended December 31, 2004 and December 31, 2003, respectively. Total rent expense was $165,172 and $88,400 for the nine-month periods ended September 30, 2005 and September 30, 2004, respectively.

6.                          Income Taxes

The provision for income taxes consist of the following:

	December 31		September 30
	2003	2004	2004	2005
			(unaudited)
Current tax expense:
Federal	$240,000	$686,000	$443,000	$670,000
State	96,000	142,206	75,000	131,000
	$336,000	$828,206	$518,000	$801,000

Deferred tax expense (benefit):
Federal	$(14,000)	$(78,000)	$(10,000)	$(10,000)
State	(28,000)	24,000	44,000	(2,000)
Accruals and reserves	$(42,000)	$(54,000)	$34,000	$(12,000)
Provision for income taxes	$294,000	$774,206	$552,000	$789,000

Deferred income tax assets consist of the following:

	December 31		September 30,
	2003	2004	2005
			(unaudited)
Deferred income tax assets:
Net operating loss carryforwards	$58,000	—	—
Fixed assets and intangible	(47,000)	$(112,000)	$(148,000)
Accruals and reserves	112,000	206,000	260,000
Deferred stock compensation	101,000	184,000	178,000
	224,000	278,000	290,000
Valuation allowance	—	—	—
Net deferred income tax asset	$224,000	$278,000	$290,000

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. The Company expects to fully realize the benefit of its deferred tax assets and as such a valuation allowance has not been established for 2003 or 2004, or as of the nine months ended September 30, 2005.

At December 31, 2003, the Company had state net operating loss carryforwards of approximately $663,000, which was used to offset taxable income in 2004.

7.                          Stockholders’ Equity

Series A Preferred Stock

The Company is authorized to issue 6,000,000 shares of Preferred Stock of which, 3,000,000 shares are designated as Series A Preferred Stock.  The Company issued and sold 2,198,216 shares of Series A at $0.50 per share for a total amount of $1,099,108 in 2000. The Series A is convertible, at the option of the holder, into an equal number of shares of common stock, subject to adjustment for certain events.

The Series A provides a noncumulative annual dividend of $0.03 per share prior and in preference to any declaration or payment of any dividend on the Common Stock of the Company. The Series A Preferred Stock is not redeemable. The holders of Preferred Stock may, at any time, convert any or all of such Preferred Stock into fully paid and nonassessable shares of Common Stock at the applicable conversion price which shall initially be $0.50 per share.

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock shall be entitled to received the sum of (1) $0.50 per share for each share held by them, plus (2) declared but unpaid dividends, if any, prior and in preference to any distribution of any assets to the holders of Common Stock.

Common Stock

Until September 30, 2005, the Company was authorized to issue 20,000,000 shares of common stock with a par value of $0.001 per share.  From inception through September 30, 2005, the Company had issued 8,020,000 shares of common stock.

8.                          Stock Option Plan

In July of 2000, the Company’s Board of Directors established 2000 Stock Incentive Plan (the Plan) to provide for the grant of incentive stock options, nonqualified stock options and restricted stock awards to the Company’s employees, directors and consultants.

Stock options are exercisable only during the term of the option and upon the occurrence of an event of exercise (Event).  An Event is deemed to occur upon either (a) the Company’s filing of a registration with the Securities and Exchange Commission, (b) the sale of substantially all the assets of the Company, (c) the merger of the Company if the surviving entity is a publicly held company, (d) the registration or sale of the stock of a division of the Company that is separately incorporated or (e) at the sole discretion of the board of directors.  The Plan was amended in 2004 to increase the number of total shares authorized for grant options from 2,000,000 to 3,000,000.

The term of the option grant is for ten years from the date of the grant and employees are fully vested in the occurrence of an Event, as defined above.  The exercise price for the options is $0.05 per share.  All options were terminated on October 11, 2005 pursuant to an Agreement and Plan of Merger (See footnote 10).

A summary of the Company’s options under the plan is as follows:

Number
of Options

Options outstanding at January 1, 2003	760,000
Granted	550,000
Exercised	—
Canceled or expired	—

Options outstanding at December 31, 2004	1,310,000
Granted	475,000
Exercised	—
Canceled or expired	—

Options outstanding at December 31, 2004	1,785,000
Granted	25,000
Exercised	(60,000)
Canceled or expired	(250,000)

Options outstanding at September 30, 2005	1,500,000

Of the 1,500,000 options outstanding at September 30, 2005, 1,107,360 shares were exercisable at an average price of $.05.

The Company currently follows the provisions of Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, which requires that compensation expense for the options granted be recognized only if the market price of the underlying stock exceeds the exercise price on the date of grant.  The Company has determined that the fair market value for the 1,310,000 options issued through December 31, 2002 was $.05 per share, which was the exercise price.  The Company has determined that the fair market value of the 500,000 options issued on or after January 1, 2003 was $.50 per share.  Accordingly, the Company has recognized compensation expense for options granted under the Plan of and $198,634 and $87,514 for the years ended December 31, 2004 and 2003, respectively, and $96,399 and 136,160 for the nine months ended September 30, 2005 and 2004, respectively.

The Company’s Board of Directors allocated 60,000 shares of the stock option plan to warrants that were exercisable at $.01 per share.  In addition, the Company allocated 39,444 of the stock option plan to three employees as restricted stock with a purchase price of $.05 per share, which were fully vested at December 31, 2003.

9.                          401(k) Savings/Matching Plan

In 2001 the Company adopted a defined contribution 401(k) savings plan (the Plan) covering employees who have met certain requirements as to age and length of service.  No costs were incurred by the Company relating to the plan in 2003, 2004 or as of the nine months ended September 30, 2005.

10.       Subsequent Event

On October 11, 2005, pursuant to the Agreement and Plan of Merger (the Merger Agreement) dated October 3, 2005, all of the Company’s outstanding capital stock was acquired by JL Halsey Corporation through its indirect wholly owned subsidiary Commodore Resources (Nevada), Inc.  Pursuant to the Merger Agreement, Halsey acquired the Company for a total price of $23.4 million.  Halsey paid $19.5 million at closing to the shareholders of the Company, of which approximately $2.8 million was funded by the Company’s available cash.  As part of the acquisition, Halsey set aside a $500,000 holdback as security that the Company has met specified working capital and similar targets as of the closing.  The Company’s shareholders also have the right to receive two equal earn-out payments of $1,725,000 on the first and second anniversary of the closing date if the Company achieves specified revenue targets.